EXHIBIT 21.1

SUBSIDIARIES OF ATLAS PIPELINE PARTNERS, L.P.

Name	Jurisdiction
Atlas Pipeline Operating Partnership, L.P.	Delaware
APL Laurel Mountain, LLC	Delaware
APC Acquisition, LLC	Delaware
Atlas Pipeline Tennessee, LLC	Pennsylvania
Setting Sun Pipeline Corporation	Delaware
Atlas Pipeline Mid-Continent LLC	Delaware
Saddleback Pipeline, LLC	Delaware
Slider WestOk Gathering, LLC	Delaware
Atlas Pipeline Finance Corp.	Delaware
NOARK Energy Services, LLC	Oklahoma
Atlas Pipeline Mid-Continent WestOk, LLC	Delaware
Atlas Pipeline Mid-Continent WestTex, LLC	Delaware
Atlas Chaney Dell, LLC	Delaware
Atlas Midkiff, LLC	Delaware